Exhibit 99.1

CONTACT:	MARK J. GRESCOVICH,
PRESIDENT & CEO
ROBERT G. BUTTERFIELD, CFO
(509) 527-3636

NEWS RELEASE

Millicent Tracey Joins Banner Corporation Board of Directors

(WALLA WALLA, WASH.)—September 3, 2025—Banner Corporation (NASDAQ GSM: BANR) (“Banner”), the parent company of Banner Bank, today announced that Millicent Tracey has been appointed to the Board of Directors effective September 1, 2025. Ms. Tracey was also appointed to the Board of Directors of Banner Bank. She will initially serve on the Corporate Governance/Nominating Committee and the Risk Committee.
Ms. Tracey has significant expertise in the areas of banking, payment services, and fintech strategies, and more than 20 years of experience in the financial services industry. In particular, she has advised on business-to-business digital payments strategies, innovative technology solutions, product go-to-market launch strategies, regulatory compliance, cyber security, fraud, treasury management, and risk mitigation strategies. She currently serves as a Board Director for a privately-held fintech company. Ms. Tracey served on the Board of Directors of California BanCorp (Nasdaq: CALB) and its banking subsidiary, California Bank of Commerce, from 2021 until 2024. She was a Fintech Advisor for Afinis, the innovation arm of Nacha, from 2019 until 2023. She worked for Wells Fargo in the San Francisco Bay area for more than 19 years, most recently as Senior Vice President, Payments API Product Manager from 2014 until 2019. Ms. Tracey earned a Juris Doctor from Mitchell Hamline School of Law and a Bachelor of Arts from the University of Wisconsin – Madison.
“We are excited to welcome Millicent to our Board of Directors,” said Mark Grescovich, President and CEO. “Millicent is a highly respected leader with a strong reputation across our business communities. Her deep expertise in fintech and technology, combined with her broad industry knowledge and fresh perspective, will be invaluable as we continue to position Banner for long term growth and success.”
About Banner Corporation
Banner Corporation is a $16.44 billion bank holding company operating a commercial bank in four Western states through a network of branches offering a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank online at www.bannerbank.com.
Forward-Looking Statements
This press release contains statements that the Company believes are “forward-looking statements.” These statements relate to the Company’s financial condition, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties, and actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Factors that might cause such differences include, but are not limited to, those identified in our risk factors contained in Banner Corporation’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024. Such forward-looking statements speak only as of the date of this release. Banner Corporation expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in the Company’s expectations of results or any change in events.